Exhibit (a)(5)(E)

IN THE UNITED STATES DISTRICT COURT

WESTERN DISTRICT OF TEXAS

AUSTIN DIVISION

JOSEPH BURNS, Individually and on Behalf	:
of All Others Similarly Situated,	:
: Civil Action No.
Plaintiff,	:
:
v.	: CLASS ACTION COMPLAINT FOR
: VIOLATIONS OF SECTIONS 13(e),
JOHN R. HARRIS, NEIL H. NGUYEN,	: 14(a) AND 20(a) OF THE SECURITIES
SCOTT K. GINSBURG, XAVIER A.	: EXCHANGE ACT OF 1934 AND
GUTIERREZ, ADAM KLEIN, CECIL H.	: RULES 13e-3 AND 14a-9 AND
MOORE, STEPHEN E. RECHT, ALEX	: BREACH OF FIDUCIARY DUTY
MERUELO LIVING TRUST,	: UNDER DELAWARE LAW
MERUELO INVESTMENT PARTNERS LLC,	:
ALEX MERUELO, SIZMEK, INC.,	: JURY TRIAL DEMANDED
SOLOMON HOLDING, LLC, SOLOMON	:
MERGER SUBSIDIARY, INC., VECTOR	:
SOLOMON HOLDINGS (CAYMAN), LTD.,	:
VECTOR CAPITAL IV, LP, VECTOR	:
CAPITAL IV INTERNATIONAL, LP, and	:
VECTOR ENTREPRENEUR FUND II, LP,	:
:
Defendants.	:

CLASS ACTION COMPLAINT

Joseph Burns (“Plaintiff”), on behalf of himself and all others similarly situated, by and through his attorneys, alleges the following upon information and belief, including investigation of counsel and review of publicly-available information, except as to those allegations pertaining to Plaintiff, which are alleged upon personal knowledge:

1. This is a class action brought by Plaintiff on behalf of himself and the other public stockholders of Sizmek, Inc. (“Sizmek” or the “Company”), other than Defendants (defined below) and their affiliates, against the members of the board of directors of Sizmek (the “Board” or the “Individual Defendants”), Alex Meruelo Living Trust (“Meruelo LT”), Meruelo

Investment Partners LLC (Meruelo IP”), Alex Meruelo (collectively with Meruelo LT and Meruelo IP, “Meruelo”), Sizmek, Solomon Holding, LLC (“Holding”), Solomon Merger Subsidiary, Inc. (“Merger Sub”), Vector Solomon Holdings (Cayman), LTD. (“Vector I”), Vector Capital IV, LP (“Vector IV”), Vector Capital IV International, LP (“Vector International”), and Vector Entrepreneur Fund II, LP (“Vector II,” and collectively with Holding, Merger Sub, Vector I, Vector IV, and Vector International, “Vector”) for their violations of Sections 13(e), 14(a) and 20(a) of the Securities Exchange Act of 1934 (the “Exchange Act”), 15.U.S.C. §§ 78m(e), 78n(a&e), 78t(a), SEC Rule 14a-9, 17 C.F.R. 240.14a-9, and SEC Rule 13e-3, 17 C.F.R. 240.13e-3, and against the Board for breach of fiduciary duty in connection with the ongoing private transaction between Sizmek and Vector, whereby Vector will acquire Sizmek through a tender offer for the inadequate consideration of $3.90 per share.

2. Meruelo violated the above referenced Sections of the Exchange Act by causing a materially incomplete and misleading Recommendation Statement (the “Meruelo Recommendation Statement”), to be filed with the SEC pursuant to Sections 13(e) and 14(a) of the Exchange Act and Rules 14a-9 and 13e-3. The Meruelo Recommendation Statement recommends that Sizmek stockholders do not tender their shares in favor of the merger between Sizmek and Vector (the “Transaction” or “Merger”) and exercise their appraisal rights under Section 262 of the Delaware General Corporation Law (the “DGCL”).

3. The Board breached their fiduciary duties and violated the above referenced Sections of the Exchange Act by causing a materially incomplete and misleading Recommendation Statement (the “Sizmek Recommendation Statement”), to be filed with the SEC pursuant to Sections 13(e) and 14(a) of the Exchange Act and Rules 14a-9 and 13e-3. The Sizmek Recommendation Statement recommended that Sizmek stockholders tender their shares in favor of the Merger.

4. Vector violated the above referenced Sections of the Exchange Act by causing a materially incomplete and misleading Tender Offer Statement (the “Tender Offer Statement”), to be filed with the SEC pursuant to Sections 14(d)(1) and 13(e)(1) of the Exchange Act. The Tender Offer Statement urges Sizmek stockholders to tender their shares in favor of the Merger.

5. As discussed below, the Merger Consideration Sizmek stockholders will receive in connection with the Transaction does not reflect the fair value of Plaintiff’s Sizmek shares.

6. The Meruelo Recommendation Statement, the Sizmek Recommendation Statement and the Tender Offer Statement all contain material omissions, including omissions which are necessary to ensure the statements in those documents related to Plaintiff’s ability to seek appraisal are not materially false and misleading. Specifically, all of these documents omit information related to Meruelo’s intention to seek appraisal under Section 262 of the DGCL which is particularly important because under a recent amendment to Section 262(g) of the DGCL, the court is now required to dismiss appraisal proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless: (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal; or (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million. As a result, if Meruelo is seeking appraisal as he has urged other stockholders to do, stockholders holding less than 1% of Sizmek’s outstanding stock or stock worth $1,000,000 based on the proposed Merger consideration will not know whether their appraisal action will be dismissed, making it more difficult to arrange for counsel prior to the time required for them to demand appraisal.

7. For these reasons and as set forth in detail herein, Plaintiff seeks to recover damages resulting from the Defendants’ violations of the Exchange Act and the Board’s breaches of fiduciary duty under Delaware law.

JURISDICTION AND VENUE

8. This Court has subject matter jurisdiction pursuant to Section 27 of the Exchange Act (15 U.S.C. § 78aa) and 28 U.S.C. § 1331 (federal question jurisdiction) as Plaintiff alleges violations of Sections 13(e),14(a) and 20(a) of the Exchange Act and SEC Rules 14a-9 and 13e-3.

9. This Court has supplemental jurisdiction under 28 U.S.C. § 1367 for the Delaware state law claim of breach of fiduciary duties.

10. Personal jurisdiction exists over each Defendant either because the Defendant conducts business in or maintains operations in this District, or is an individual who is either present in this District for jurisdictional purposes or has sufficient minimum contacts with this District as to render the exercise of jurisdiction over each Defendant by this Court permissible under traditional notions of fair play and substantial justice.

11. Venue is proper in this District under Section 27 of the Exchange Act, 15 U.S.C. § 78aa, as well as under 28 U.S.C. § 1391, because: (i) the conduct at issue took place and had an effect in this District; (ii) Sizmek maintains its primary place of business in this District; (iii) a substantial portion of the transactions and wrongs complained of herein, including Defendants’ primary participation in the wrongful acts detailed herein, occurred in this District; and (iv) Defendants have received substantial compensation in this District by doing business here and engaging in numerous activities that had an effect in this District.

PARTIES

12. Plaintiff was, and has been at all relevant times, the owner of Sizmek common shares. Plaintiff held his Sizmek shares since prior to the wrongs complained of herein. Plaintiff is a resident of New York.

13. Defendant Sizmek is a Delaware corporation that maintains its principle executive offices in Austin, Texas. Sizmek is an open ad management company traded on the NASDAQ stock exchange under the symbol “SZMK”.

14. Defendant Solomon Holding, LLC is a Delaware limited liability company.

15. Defendant Solomon Merger Subsidiary, Inc., is a Delaware corporation and a wholly owned subsidiary of Vector.

16. Defendant Vector Solomon Holdings (Cayman), LTD is a Cayman company and is a controlled affiliate of Vector.

17. Defendant Vector Capital IV, LP is a $1.2 billion private equity fund structured as a Delaware Limited Company.

18. Defendant Vector Capital IV International, LP is a Cayman Islands Exempted Limited Company.

19. Defendant Vector Entrepreneur Fund II, LP is a Delaware Limited Company.

20. Defendant Meruelo Investment Partners LLC is a Delaware Limited Liability Company.

21. Defendant Alex Meruelo Living Trust is a California-based trust controlled by Alex Meruelo.

22. Defendant Alex Meruelo is a resident of the State of New York and beneficially holds the largest stake in Sizmek of any single stockholder of the Company.

23. Defendant John R. Harris (“Harris”) is and at all material times was the Chairman of the Company’s Board. He is also a member of the Nominating and Corporate Governance Committees.

24. Defendant Neil H. Nguyen (“Nguyen”) is the President and Chief Executive Officer of Sizmek and is a member of the Board.

25. Defendant Scott K. Ginsburg (“Ginsburg”) is a member of the Company’s Board.

26. Defendant Xavier A. Gutierrez (“Gutierrez”) is a member of the Company’s Board. He is also the chairperson of the Compensation Committee. Gutierrez was appointed to the Sizmek Board at the request of Meruelo.

27. Defendant Adam Klein (“Klein”) is a member of the Company’s Board. He is also a member of the Audit Committee and the Chairperson of the Nominating and Corporate Governance Committees.

28. Defendant Cecil H. Moore (“Moore”) is a member of the Company’s Board. He is also the Chairperson of the Audit Committee.

29. Defendant Steve Recht (“Recht”) is a member of the Company’s Board. He is also a member of the Audit and Compensation Committees.

30. The Defendants identified in paragraphs 23-29 are collectively referred to herein as the “Individual Defendants.”

31. The Defendants referred to in paragraphs 13-29 are collectively referred to herein as the “Defendants”.

SUBSTANTIVE ALLEGATIONS

A. The Transaction Undervalued Sizmek

32. Sizmek is a Delaware corporation formed in 2013, that operates a leading independent global online ad campaign management and distribution platform as measured by the number of advertising impressions served and the number of countries in which it serves customers. Sizmek’s revenues are principally derived from services related to online advertising. Sizmek helps advertisers, agencies and publishers engage with consumers across multiple online media channels (mobile, display, rich media, video and social) while delivering efficient, impactful and measurable ad campaigns. Sizmek connects 19,000 advertisers and 3,700 agencies to audiences in approximately 65 countries, serving more than 1.3 trillion impressions a year.

33. The proposed Merger undervalues the Company. Indeed, the Company’s largest stockholder, Meruelo has publicly stated he opposes the proposed Merger and on August 4, 2016 submitted a letter to the Board expressing opposition to the Merger because “the proposed transaction does not maximize the value of the Company for all shareholders [and] . . . does not fully reflect the significant strategic value of the Company within the advertising technology sector.”

B. The Materially Incomplete and Misleading Disclosures Related to the Merger

34. On June 16, 2016, Delaware Governor Jack Markell signed into law House Bill No. 371, which for the first time required that a court dismiss an action seeking appraisal of shares cashed out in a merger if, among other things, the total number of shares entitled to seek appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal; or the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million.

35. As a result of the revisions to Delaware’s appraisal statute it is now critical that stockholders know whether any other stockholders are likely to seek appraisal. This is particularly important because Delaware law requires that a stockholder seeking appraisal to demand appraisal within the later of (1) the consummation of the offer; or (2) 20 days after the date of mailing of the Sizmek Recommendation Statement. Thus, absent disclosure by Defendants, stockholders are required to obtain counsel and demand appraisal before any stockholder that holds less than $1 million in Sizmek stock or less than 1% of the outstanding shares knows whether their appraisal action will be dismissed.

36. On August 11, 2016, Meruelo filed the Meruelo Recommendation Statement. The Meruelo Recommendation Statement recommends that “stockholders of the Company (i) not tender their Shares in the Offer and (ii) if the Offer is successful, seek appraisal of their Shares pursuant to Section 262 of the DGCL.” However, Meruelo has not stated whether he intends to seek appraisal himself. This is critical to ensure Meruelo’s recommendation is not materially false or misleading for several reasons. Most importantly, because Meruelo beneficially holds 13.8% of the outstanding shares of Sizmek, if he files for appraisal, then stockholders with less than $1 million in Sizmek stock or who hold less than 1% of the company’s shares will know they will not have their appraisal actions dismissed. This will make it more likely stockholders will seek appraisal and in addition because there is only one appraisal proceeding under Delaware law, stockholders may be more likely to seek appraisal due to the potential ability to reduce the cost of litigation. If, on the other hand, Meruelo is uncertain of whether he intends to seek appraisal, then Meruelo must disclose that fact to stockholders. For example, if Meruelo will only seek appraisal if a certain number of other Sizmek stockholders seek appraisal then stockholders need to know that fact so they can determine whether to seek appraisal for themselves. Finally, if Meruelo does not intend to seek appraisal that fact is clearly material and necessary to ensure that Meruelo’s recommendation that stockholders seek appraisal is not false and misleading.

37. Similarly, the Board was required to disclose any knowledge they have regarding Meruelo’s intent to seek appraisal. This disclosure is particularly important to ensure that the Sizmek Recommendation Statement’s disclosure that “Section 262 of the DGCL provides that the Court of Chancery shall dismiss the proceedings as to all holders of Shares who are otherwise entitled to appraisal rights unless (1) the total number of Shares entitled to appraisal exceeds 1% of the outstanding Shares or (2) the value of the consideration provided in the Merger for such total number of Shares exceeds $1 million” is not materially false and misleading, if the Board knew any information regarding the likelihood that this condition would never be met. Furthermore, Board member Gutierrez is controlled by Meruelo and should know whether Meruelo intends to seek appraisal and, at a minimum, the Board owed a duty to inquire of Meruelo’s intentions. Therefore, the Board was required to disclose whether Meruelo intends to seek appraisal in the Sizmek Recommendation Statement.

38. Similarly, the Tender Offer Statement indicates that “Section 262 of the DGCL provides that the Court of Chancery shall dismiss the proceedings as to all holders of Shares who are otherwise entitled to appraisal rights unless (1) the total number of Shares entitled to appraisal exceeds 1% of the outstanding Shares or (2) the value of the consideration provided in the Merger for such total number of Shares exceeds $1 million.” As with the Sizmek Recommendation Statement, this statement is likewise materially false and misleading unless Vector discloses its knowledge regarding whether Meruelo intends to seek appraisal of his shares.

B. The Board’s Fiduciary Duties

39. Under Delaware law, the officers and directors of a publicly traded corporation have fiduciary duties of loyalty and care to stockholders. To diligently comply with these duties, neither the officers nor the directors may take any action that:

(a) adversely affects the value provided to the corporation’s stockholders;

(b) will discourage, inhibit, or deter alternative offers to purchase control of the corporation or its assets;

(c) contractually prohibits themselves from complying with their fiduciary duties;

(d) will otherwise adversely affect their duty to secure the best value reasonably available under the circumstances for the corporation’s stockholders; and/or

(e) will provide the officers and/or directors with preferential treatment at the expense of, or separate from, the public stockholders.

40. In accordance with the Board’s duties of loyalty, the Individual Defendants, as officers and/or directors of Sizmek, are obligated under Delaware law to refrain from:

(a) participating in any transaction where the officers’ or directors’ loyalties are divided;

(b) participating in any transaction where the officers or directors receive, or are entitled to receive, a personal financial benefit not equally shared by the public stockholders of the corporation; and/or

(c) unjustly enriching themselves at the expense or to the detriment of the public stockholders.

41. Defendants, separately and together, in connection with the Proposed Transaction, are knowingly or recklessly violating their fiduciary duties, including their duties of loyalty and due care owed to Plaintiff and other public stockholders of Sizmek.

CLASS ACTION ALLEGATIONS

42. Plaintiff brings this action on his own behalf and as a class action pursuant to Rule 23 of the Federal Rules of Civil Procedure on behalf of the Class. Excluded from the Class are Defendants herein and any person, firm, trust, corporation, or other entity related to or affiliated with any of the Defendants.

43. This action is properly maintainable as a class action for the following reasons:

(a) The Class is so numerous that joinder of all members is impracticable. As of August 12, 2016, there were over 29 million outstanding Sizmek shares. The holders of these shares are believed to be geographically dispersed through the United States;

(b) There are questions of law and fact which are common to the Class and which predominate over questions affecting individual Class members. The common questions include, inter alia, the following:

i.	Whether Defendants have violated Section 14(a) of the Exchange act and Rule 14a-9 promulgated thereunder;

ii.	Whether Defendants have violated Rule 13e-3;

iii.	Whether the Individual Defendants have violated Section 20(a) of the Exchange Act;

iv.	Whether the Board breached its fiduciary duties; and

v.	Whether Plaintiff and the other members of the Class have suffered damages as a result of Defendants’ violations of the Exchange Act.

(c) Plaintiff is an adequate representative of the Class, has retained competent counsel experienced in litigation of this nature, and will fairly and adequately protect the interests of the Class;

(d) Plaintiff’s claims are typical of the claims of the other members of the Class, and Plaintiff does not have any interests adverse to the Class;

(e) The prosecution of separate actions by individual members of the Class would create a risk of inconsistent or varying adjudications with respect to individual members of the Class, which would establish incompatible standards of conduct for the party opposing the Class;

(f) Defendants have acted on grounds generally applicable to the Class with respect to the matters complained of herein, thereby making appropriate the relief sought herein with respect to the Class as a whole; and

(g) Plaintiff anticipates that there will be no difficulty in the management of this litigation. A class action is superior to other available methods for fairly and efficiently adjudicating this controversy.

CLAIMS FOR RELIEF

COUNT I

On Behalf of Plaintiff and the Class Against Sizmek and the Individual Defendants for Violations of Section 14(a) of the Exchange Act and Rule 14a-9

44. Plaintiff incorporates each and every allegation set forth above as if fully set forth herein.

45. Rule 14a-9, promulgated by the SEC pursuant to Section 14(a) of the Exchange Act, provides that such communications with stockholders shall not contain “any statement which, at the time and in the light of the circumstances under which it is made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements therein not false or misleading.” 17 C.F.R. § 240.14a-9.

46. As detailed above, the Sizmek Recommendation Statement violates Section 14(a) and Rule 14a-9 because it omitted material information necessary to ensure the Sizmek Recommendation Statement’s disclosures related to the availability of appraisal rights under Delaware law are not materially false and misleading.

47. Sizmek and the Board issued the Sizmek Recommendation Statement or allowed their names to be used in the Sizmek Recommendation Statement with the intention of soliciting the support of Sizmek stockholders for the Transaction. Sizmek and the Board reviewed and authorized the dissemination of the Sizmek Recommendation Statement, which misleadingly described the availability of appraisal rights to Sizmek stockholders. In so doing, Defendants made materially incomplete and misleading statements of fact and/or omitted material facts necessary to make the statements made not misleading.

48. Each of the Individual Defendants, by virtue of their roles as officers and/or directors of Sizmek, were obligated to review the Sizmek Recommendation Statement and were therefore aware of the above-referenced misleading statements and omitted information, but failed to disclose or correct such information, in violation of Section 14(a). The Individual Defendants and Sizmek further knew that the statements in the Sizmek Recommendation Statement related to the availability of appraisal rights were false and/or misleading, because they were presented with or reviewed these disclosures before they were filed with the SEC.. The Individual Defendants and Sizmek were therefore negligent in allowing and failing to correct to the above-referenced material misstatements and omissions in the Recommendation Statement.

49. The Individual Defendants and Sizmek were also involved in preparing, editing, reviewing, and approving the Sizmek Recommendation Statement, as the Board and Sizmek attempted to fulfill their obligations under Rule 13e-3 via the statements in the Sizmek Recommendation Statement. The Merger Agreement also gave the Board and Sizmek the right to review and edit the Sizmek Recommendation Statement. Sizmek and the Board therefore knew, or was negligent in not knowing, that the Sizmek Recommendation Statement contained the above-referenced misleading statements and omitted the above-referenced material information, and were also negligent in failing to ensure that the Sizmek Recommendation Statement was materially complete and not misleading.

50. As a direct result of Defendants’ preparation, review and dissemination of the false and/or misleading Sizmek Recommendation Statement, the Class was precluded both from exercising their right to seek appraisal and were induced to vote their shares and accept the inadequate Merger Consideration. The false and/or misleading Sizmek Recommendation Statement used to obtain shareholder approval of the Merger deprived Plaintiff and the Class of their right to a fully informed shareholder vote in connection therewith and of the full and fair value for their Sizmek shares, and caused enough Sizmek shares to vote in favor of the Transaction, which resulted in all Sizmek stockholders giving up their Sizmek shares in exchange for the inadequate Merger Consideration. The Recommendation Statement was thus an essential link in causing the Company’s shareholders to approve the Merger.

51. As a direct and proximate result of the dissemination of the false and/or misleading Sizmek Recommendation Statement the Board and Sizmek used to obtain shareholder approval of the Merger, Plaintiff and the Class have suffered damages and actual economic losses (i.e. the difference between the value of the Merger Consideration Sizmek shareholders received and the true value of their units at the time of the Merger) in an amount to be determined at trial. Plaintiff and the Class have therefore suffered economic loss and are entitled to monetary damages. By reason of the misconduct detailed herein, Defendants are liable pursuant to 14(a) of the Exchange Act and SEC Rule 14a-9 promulgated thereunder.

COUNT II

On Behalf of Plaintiff and the Class Against the Individual Defendants for Violations of Section 20(a) of the Exchange Act

52. Plaintiff incorporate each and every allegation set forth above as if fully set forth herein.

53. The Individual Defendants acted as controlling persons of Sizmek within the meaning of Section 20(a) of the Exchange Act as alleged herein. By virtue of their positions as officers and/or directors of Sizmek, and participation in and/or awareness of the Company’s operations and/or intimate knowledge of the incomplete and misleading statements contained in the Sizmek Recommendation Statement filed with the SEC, they had the power to influence and control and did influence and control, directly or indirectly, the decision making of the Company, including the content and dissemination of the various statements that Plaintiff contends are materially incomplete and misleading.

54. Each of the Individual Defendants was provided with or had unlimited access to copies of the Sizmek Recommendation Statement and other statements alleged by Plaintiff to be misleading prior to and/or shortly after these statements were issued and had the ability to prevent the issuance of the statements or cause the statements to be corrected.

55. In particular, each of the Individual Defendants had direct and supervisory involvement in the day-to-day operations of the Company, and, therefore, is presumed to have had the power to control or influence the particular transactions giving rise to the Exchange Act violations alleged herein, and exercised the same. The omitted information identified above was reviewed by the Board and the Conflicts Committee prior to voting on the Transaction. The Sizmek Recommendation Statement at issue contains the unanimous recommendation of each of the Individual Defendants to approve the Transaction. They were, thus, directly involved in the making of the Sizmek Recommendation Statement.

56. In addition, as the Sizmek Recommendation Statement sets forth at length, and as described herein, the Individual Defendants were involved in negotiating, reviewing, and approving the Merger Agreement. The Sizmek Recommendation Statement purports to describe the various issues and information that the Individual Defendants reviewed and considered. The Individual Defendants participated in drafting and/or gave their input on the content of those descriptions.

57. By virtue of the foregoing, the Individual Defendants have violated Section 20(a) of the Exchange Act.

58. As set forth above, the Individual Defendants had the ability to exercise control over and did control a person or persons who have each violated Section 14(a) and Rule 14a-9, by their acts and omissions as alleged herein. By virtue of their positions as controlling persons, these defendants are liable pursuant to Section 20(a) of the Exchange Act. As a direct and proximate result of Individual Defendants’ conduct, Plaintiff and the Class have been harmed.

59. Plaintiff and the Class have therefore suffered economic loss and are entitled to monetary damages.

COUNT III

On Behalf of Plaintiff and the Class Against Vector for Violations of Section 14(a) of the Exchange Act and Rule 14a-9

60. Plaintiff incorporates each and every allegation set forth above as if fully set forth herein.

61. Rule 14a-9, promulgated by the SEC pursuant to Section 14(a) of the Exchange Act, provides that such communications with stockholders shall not contain “any statement which, at the time and in the light of the circumstances under which it is made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements therein not false or misleading.” 17 C.F.R. § 240.14a-9.

62. As detailed above, the Tender Offer Statement violates Section 14(a) and Rule 14a-9 because it omitted material information necessary to ensure the Tender Offer Statement’s disclosures related to the availability of appraisal rights under Delaware law are not materially false and misleading.

63. Vector issued the Tender Offer Statement or allowed their names to be used in the Tender Offer Statement with the intention of soliciting the support of Sizmek stockholders for the Transaction. Vector reviewed and authorized the dissemination of the Tender Offer Statement, which misleadingly described the availability of appraisal rights to Sizmek stockholders. In so doing, Vector made materially incomplete and misleading statements of fact and/or omitted material facts necessary to make the statements made not misleading.

64. Vector was obligated to review the Tender Offer Statement and was therefore aware of the above-referenced misleading statements and omitted information, but failed to disclose or correct such information, in violation of Section 14(a). Vector further knew that the statements in the Tender Offer Statement related to the availability of appraisal rights were false and/or misleading, because they were presented with or reviewed these disclosures before they were filed with the SEC.. Vector was therefore negligent in allowing and failing to correct to the above-referenced material misstatements and omissions in the Tender Offer Statement.

65. As a direct result of Vector’s review and dissemination of the false and/or misleading Tender Offer Statement, the Class was precluded both from exercising its right to seek appraisal and was induced to vote its shares and accept the inadequate Merger

Consideration. The false and/or misleading Tender Offer Statement used to obtain shareholder approval of the Merger deprived Plaintiff and the Class of their right to a fully informed shareholder vote in connection therewith and of the full and fair value for their Sizmek shares, and caused enough Sizmek shares to vote in favor of the Transaction, which resulted in all Sizmek stockholders giving up their Sizmek shares in exchange for the inadequate Merger Consideration. The Tender Offer Statement was thus an essential link in causing the Company’s shareholders to approve the Merger.

66. As a direct and proximate result of the dissemination of the false and/or misleading Tender Offer Statement Vector used to obtain shareholder approval of the Merger, Plaintiff and the Class have suffered damages and actual economic losses (i.e. the difference between the value of the Merger Consideration Sizmek shareholders received and the true value of their units at the time of the Merger) in an amount to be determined at trial. Plaintiff and the Class have therefore suffered economic loss and are entitled to monetary damages. By reason of the misconduct detailed herein, Defendants are liable pursuant to 14(a) of the Exchange Act and SEC Rule 14a-9 promulgated thereunder.

COUNT IV

On Behalf of Plaintiff and the Class Against Meruelo for Violations of Section 14(a) of the Exchange Act and Rule 14a-9

67. Plaintiff incorporates each and every allegation set forth above as if fully set forth herein.

68. Rule 14a-9, promulgated by the SEC pursuant to Section 14(a) of the Exchange Act, provides that such communications with stockholders shall not contain “any statement which, at the time and in the light of the circumstances under which it is made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements therein not false or misleading.” 17 C.F.R. § 240.14a-9.

69. As detailed above, the Meruelo Recommendation Statement violates Section 14(a) and Rule 14a-9 because it omitted material information necessary to ensure the Meruelo Recommendation Statement’s disclosures related to his recommendation that stockholder’s seek an appraisal are not materially false and misleading.

70. Meruelo issued the Meruelo Recommendation Statement or allowed their names to be used in the Meruelo Recommendation Statement with the intention of soliciting stockholders to not tender their shares and seek appraisal. Meruelo reviewed and authorized the dissemination of the Meruelo Recommendation Statement, which was misleading because it did not disclose, among other things, whether Meruelo intends to seek appraisal of his shares. In so doing, Meruelo made materially incomplete and misleading statements of fact and/or omitted material facts necessary to make the statements made not misleading.

71. Meruelo was aware of the above-referenced misleading statements and omitted information, but failed to disclose or correct such information, in violation of Section 14(a). Meruelo was therefore negligent in allowing and failing to correct to the above-referenced material misstatements and omissions in the Meruelo Recommendation Statement.

72. As a direct result of Meruelo’s preparation, review and dissemination of the false and/or misleading Meruelo Recommendation Statement, the Class was precluded from being able to determine whether to exercise their right to seek appraisal consistent with Meruelo’s recommendation. The Recommendation Statement was thus an essential link in causing the Company’s shareholders to approve the Merger.

73. As a direct and proximate result of the dissemination of the false and/or misleading Meruelo Recommendation Statement, Meruelo used to obtain shareholder dissent of the Merger, Plaintiff and the Class have suffered damages and actual economic losses (i.e. the difference between the value of the Merger Consideration Sizmek shareholders received and the true value of their units at the time of the Merger) in an amount to be determined at trial. Plaintiff and the Class have therefore suffered economic loss and are entitled to monetary damages. By reason of the misconduct detailed herein, Defendants are liable pursuant to 14(a) of the Exchange Act and SEC Rule 14a-9 promulgated thereunder.

COUNT V

On Behalf of Plaintiff and the Class Against the Individual Defendants for Breach of Fiduciary Duties

74. Plaintiff incorporates each and every allegation set forth above as if fully set forth herein.

75. The Individual Defendants have violated the fiduciary duties of care and loyalty owed to the public stockholders of Sizmek and have acted to put their personal interests ahead of the interests of Sizmek stockholders.

76. By the acts, transactions, and course of conduct alleged herein, Defendants, individually and acting as a part of a common plan, are attempting to unfairly deprive Plaintiff and other members of the Class of the true value of Sizmek.

77. The Individual Defendants have violated their fiduciary duties by entering Sizmek into the Proposed Transaction without regard to the effects of the Proposed Transaction on Sizmek stockholders.

78. The terms of the Proposed Transaction were not entirely fair to the Class.

79. As demonstrated by the allegations above, the Individual Defendants failed to exercise the care required, and breached their duties of loyalty and due care owed to the stockholders of Sizmek by entering into the Merger and providing stockholders with the materially false and misleading statements in the Sizmek Recommendation Statement.

80. By reason of the foregoing acts, practices, and course of conduct, the Individual Defendants have failed to exercise ordinary care and diligence in the exercise of their fiduciary obligations toward Plaintiff and the other members of the Class.

81. As a result of the Individual Defendants’ unlawful actions, Plaintiff and the other members of the Class have suffered damages and are entitled to a quasi-appraisal remedy.

RELIEF REQUESTED

WHEREFORE, Plaintiff demands monetary damages and other relief in his favor and in favor of the Class and against the Defendants jointly and severally, as follows:

A. Declaring this action to be a proper Class Action pursuant to Rule 23 of the Federal Rules of Civil Procedure and certifying Plaintiff as Class Representative and his counsel as Class Counsel;

B. Declaring that the Recommendation Statement distributed by Defendants to the Sizmek stockholders was materially false and misleading, in violation of Sections 13(e) and 14(a) of the Exchange Act and Rules 13e-3 14a-9 promulgated thereunder and in breach of the Board’s fiduciary duties;

C. Awarding Plaintiff and the members of the Class compensatory and/or recissory damages against the Defendants, including, but not limited to, pre-judgment and post-judgment interest, as well as reasonable attorneys’ fees, expert witness fees and other costs and disbursements;

D. Awarding extraordinary, equitable and/or injunctive relief as permitted by law, equity and the federal statutory provisions sued hereunder, and any appropriate state law remedies; and

E. Granting such other and further relief as this Court may deem just and proper.

JURY DEMAND

Plaintiff demands a trial by jury.

DATED: September 15, 2016		Respectfully submitted,

EDWARDS SUTARWALLA PLLC

/s/ Murtaza Sutarwalla

Murtaza Sutarwalla
TX State Bar No. 24056398
George Edwards
TX State Bar No. 24055438
2555 N. MacGregor Way
Suite 100
Houston, TX 77004
Tel.: (832) 717-2562
Fax: (713) 583-8715
	Email:	murtaza@eslawpartners.com
george@eslawpartners.com

Counsel for Plaintiff

OF COUNSEL

Nadeem Faruqi

FARUQI & FARUQI, LLP

685 Third Avenue, 26th Floor

New York, NY 10017

Tel: 212-983-9330

Fax: 212-983-9331

Email: nfaruqi@faruqilaw.com

Derrick B. Farrell

FARUQI & FARUQI, LLP

20 Montchanin Road, Suite 145

Wilmington, DE 19807

Tel.: (302) 482-3182

Email: dfarrell@faruqilaw.com

Juan E. Monteverde

MONTEVERDE & ASSOCIATES PC

The Empire State Building

350 Fifth Avenue, 59th Floor

New York, NY 10118

Tel: (212) 971-1341

Fax: (212) 601-2610

Email: jmonteverde@monteverdelaw.com

Counsel for Plaintiff

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